APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
Vaso Active Pharmaceuticals, Inc. (the "Company")

Class of Securities:
Class A Common stock $.0001 Par Value
Class B Common stock $.0001 Par Value
Preferred Stock $.0001 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the "Exchange"),
the Exchange is filing for delisting of the common stock
of the Company due to its failure to maintain mandatory
requirements for continued listing.   Specifically, the
Company was suspended in conjunction with an SEC suspension due to questions concerning the accuracy of assertions made in press releases, its annual report, registration statements, etc ..

The following is a chronology of events leading up to the
Exchange's request to withdraw the common stock of the Company
from listing and registration.   On April 1, 2004 the Exchange
was contacted by the NASD about a suspension of trading of the Company. The Exchange also researched the matter on the SEC website and noted a press release about the suspension due to the reasons indicated above. The Exchange immediately suspended trading on the Company stock.
The Exchange contacted the Company and its counsel on April 1, 2004, indicating the suspension and requesting additional information.
The Exchange also contacted the SEC to discuss this matter and informed
them of the Exchange suspension.   Company counsel left a message on
April 2, 2004 that it would be meeting with the Commission soon to discuss the matter and would provide additional information.
The Companyalso faxed a press release on April 2, 2004 indicating it
was fully cooperating on this matter.   The Company faxed an additional
press release on April 7, 2004 advising not to rely on information
previously released.   On April 7, 2004 Company counsel left the
Exchange a message to call. The Exchange sent an email notice to Company counsel on April 8, 2004 requesting an official response to the
Exchange's inquiry on the matter.   The Exchange did not hear back from
the Company and no additional information was provided by the Company
on this matter.   The SEC website noted that on August 17, 2004 that
it had settled a civil injunctive action and the Company and its President, Chairman and CEO.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective at the opening of business on Thursday May 18, 2006.

BOSTON STOCK EXCHANGE, INCORPORATED

Date:	May 10, 2006
By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO